HANGMAN PRODUCTIONS TO ANNOUNCE THE FINALISTS OF THE

4TH ANNUAL SCREENPLAY SHOOTOUT - SCREENPLAY COMPETITION

Salt Lake City, Utah – January 27, 2010 – Hangman Productions Inc. (OTCBB: HGMP-News) will announce the top five finalists of its 4th Annual Screenplay Shootout, screenplay competition, February 10, 2010.  The announcement of the Grand Prize Winner will follow shortly thereafter on February 15, 2010.

Dedicated to the screenwriter community, the Screenplay Shootout is focused on seeking out undiscovered screenwriters, and developing a pipeline between talented screenwriters and the Hollywood filmmaking community. Since its debut, the competition has seen finalists secure high-profile representation and gain option and production contracts. Recent alumni include Andrew Gerngross, who secured representation with the Brant Rose Agency; Brian Jude Leahy, who signed with ICM and Foremost Films after the Shootout; Brian Watanabe, whose screenplay, ROGUE'S GALLERY, was picked up by Infinity Films and went on to star Zach Galifianakis, Ellen Barkin and Jeffrey Tambor.

This year’s Screenplay Shootout serves up over $8,500 USD in cash and prizes, including prizes from Company sponsors, Write Brothers, The Writers Store, ScriptDelivery and InkTip.com.  The top five finalists will also have their scripts read and evaluated by top agents, managers, producers and green-lighters from such companies as Benderspink, Foremost Films, The Radmin Company and Energy Entertainment, among others.

Past participants have raved about the Screenplay Shootout. Alum Brian Watanabe stated, "I honestly just feel lucky to have placed so high among so many great scripts," and finalist Brian Jude Leahy declares, "Winning this contest was such a personal reward. It was validation. I realize that I have a ways to go, but this is definitely the type of encouragement that I need."

About Hangman Productions, Inc.

Hangman Productions is involved in the film production and management industry, focused on seeking out undiscovered screenwriters and developing a pipeline between talented screenwriters and the Hollywood film-making community.  The Company is dedicated to developing relationships with the screenwriting community and the film and entertainment industry.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2009 and Form 10-Q for the three months ended September 30, 2009, as filed with the Securities and Exchange Commission.

Contact Information:

Company Contact:  James P. Doolin, President  information@hangmanproductions.com